Code of Ethics

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Background
Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain, and enforce a written code of ethics that contains, at a minimum, provisions regarding:

1.    A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and supervised persons;

2.    Compliance with all applicable Federal Securities Laws;

3.    Reporting and review of personal Securities transactions and holdings;

4.    Reporting of violations of the code; and

5.    Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.
Policies and Procedures
Code of Ethics, Fiduciary Standards, and Compliance with the Federal Securities Laws
At all times, Reckoner and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to Compliance. Employees must cooperate to the fullest extent reasonably requested by Compliance to enable (i) Reckoner to comply with all applicable Federal Securities Laws, and (ii) the CCO to discharge her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers, and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Reckoner’s services, and engaging in other professional activities.

Reckoner expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Reckoner must act in its Clients’ best interests. Notify Compliance promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Reckoner’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.
Reporting Violations
Improper actions by Reckoner or its Employees could have severe negative consequences for Reckoner, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported by telephone, email, or written letter. Reports of potential issues may be made anonymously.

Any reports of potential problems will be thoroughly investigated. Any problems identified during the review will be addressed in ways that reflect Reckoner’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Reckoner to make any such reports or disclosures and do not need to notify Reckoner that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.
Distribution of the Code and Acknowledgement of Receipt
Reckoner will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Reckoner’s policies and procedures described in this Manual, including this Code of Ethics, by using ComplianceAlpha, Reckoner’s compliance software platform.

Personal Securities Transactions
Employee trades should be executed in a manner consistent with Reckoner’s fiduciary obligations to its Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.
Accounts Covered by the Policies and Procedures
Reckoner’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Employee” includes: (1) all of Reckoner’s officers, partners, and directors, to the extent such directors have access to Reckoner’s nonpublic securities recommendations; (2) any other person so designated by the CCO by notice to such person; and (3) any consultant, intern, or independent contractor hired or engaged by Reckoner that has access to Reckoner’s nonpublic securities recommendations.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.
Reportable Securities
Reckoner requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

    Direct obligations of the Government of the United States;

    Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

    Shares issued by money market funds;

    Shares issued by open-end investment companies registered under the IC Act, other than investment companies advised by Reckoner or an affiliate;

    Bitcoin (BTC), Ethereum (ETH) and Non-Fungible Tokens (NFTs);

    Interests in 529 college savings plans; and

    Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the IC Act, none of which are advised or underwritten by Reckoner or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Reckoner’s Personal Securities Transactions policy.

Bitcoin and Ethereum are not considered securities and do not fall under these reporting requirements. All other assets that are transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (collectively “Digital Assets”)fall under Reckoner’s securities reporting requirements.

Pre-clearance Procedures
Employees must have written pre-clearance for all transactions involving IPOs, private placements, collateralized loan obligations (CLOs), asset-backed securities (ABS), loans, or bonds.

Reckoner may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.

Employees must use ComplianceAlpha to seek pre-clearance.

Reporting
Reckoner must collect information regarding the personal trading activities and holdings of all Employees.
Quarterly Transaction Reports
Each quarter, Employees must report or confirm all Reportable Securities accounts in which they have a Beneficial Interest in ComplianceAlpha. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security).

Employees are generally required to set up a feed from their brokerage firm in ComplianceAlpha for transaction reporting. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund or the purchase or sale of Digital Assets, must be reported manually in ComplianceAlpha.

If an Employee did not have any transactions or account openings to report, this should be indicated or confirmed in ComplianceAlpha within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports
Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings in ComplianceAlpha. Reports regarding accounts and holdings must be submitted in

ComplianceAlpha on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted in ComplianceAlpha.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated in ComplianceAlpha within 10 days of becoming an Employee and by February 14th of each year.
Exceptions from Reporting Requirements
There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

    Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

    Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Employees with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Reckoner's Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to request an exception in ComplianceAlpha.

Reliance on this independent or separately managed account exception is conditioned on approval of the request through ComplianceAlpha and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.